Exhibit 10.1

DISTRIBUTION AND MARKETING AGREEMENT

This Agreement made as of the 1st day of April, 2005 (the “Effective Date”), by and among Vistula Communications Services, Inc, a Delaware corporation with its principal place of business at 40 Portman Square, 4th Floor, London, United Kingdom W1H 6LT (“Vistula”) and Telstra Europe Limited, a company registered in England with number 3830643 with its registered office at Telstra House, 21 Tabernacle Street, London EC2A 1AE (“Telstra”). Vistula and Telstra are sometimes referred to individually as a “Party” and collectively as the “Parties.”

WHEREAS, Vistula has acquired from NetYantra Inc., a Delaware corporation with its principal place of business at Suite 102, #327 5200, NW 43rd Street, Gainesville, Florida 32606, United States of America (“NetYantra US”) and NetYantra India Pvt Ltd, an Indian company with its principal office at 3rd Floor, Jaysynth Centre, Plot No.6, Sector 24, Turbhe, Navi Mumbai - 400705, Mumbai, India (“NetYantra India,” and collectively with NetYantra US, “NetYantra”) an exclusive right to distribute the Products throughout the World excluding India;

WHEREAS, Telstra desires to obtain from Vistula an exclusive license to market, distribute and support the Products in the Territory; and

WHEREAS, each of the Parties expects that during the term of this Agreement the other Party and its Affiliates will not engage in any transaction with respect to the Products which is materially detrimental to the interests of the other Party;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, Vistula and Telstra agree as follows:

1.             Definitions.  For purposes of this Agreement, the following terms shall have the meanings set forth below:

1.1           “Affiliate”  shall mean, with respect to any person, any individual, corporation, partnership or other business organization that directly or indirectly controls, is controlled by, or is under common control with, such person.

1.2           “Commercial Launch” shall  have the meaning set forth in Section 5.8 of this Agreement.

1.3           “End User License Agreement” shall have the meaning set forth in Section 4.3 of this Agreement.

1.4           “Exclusivity” shall mean the exclusive right to market, distribute and sublicense the Products in the Territory granted by Vistula to Telstra hereunder.

1.5           “NetYantra Agreement” shall mean that Distribution and Marketing Agreement, dated as August 11, 2004, by and between Vistula and NetYantra.

1.6           “Products” shall mean the object code version of the software and any other products described on Exhibit A to this Agreement, together with all documentation provided with such software or other products and any updates, modifications or enhancements to, and new versions of, such software and other products.

1.7           “Service Customer” shall have the meaning set forth in Section 3.5 of this Agreement.

1.8           “Service Level Agreement” shall be the service level agreement to be entered into pursuant to Section 5.6.

1.9           “Services” shall have the meaning set forth in Section 3.5 of this Agreement.

1.10         “Stock Market” shall mean the Nasdaq Stock Exchange, a North American stock market, the London Stock Exchange, a European Stock market, the New Zealand Stock Exchange or the Australian Stock Exchange.

1.11         “Territory” shall mean the geographic area set forth on Exhibit B to this Agreement.

1.12         “Telstra Customers” shall mean the individuals and entities who license one or more Products from Telstra or its Affiliates or who purchase Services from Telstra or an authorized reseller of Services.

2.             Appointment as Exclusive Distributor.

2.1           Appointment.  Subject to the terms and conditions of this Agreement, Vistula hereby appoints Telstra as its exclusive distributor of the Products in the Territory, and Telstra hereby accepts such appointment and agrees to act, as a distributor of the Products in the Territory during the term of this Agreement.

2.2           Restrictions on Future Distribution Agreements. Vistula shall not grant any other individual or entity the right to market, distribute or license the Products in the Territory and shall not itself distribute or license any Products directly to any individual or entity located in the Territory other than Telstra or Telstra’s Affiliates

2.3           Termination of Exclusivity. At any time following the 5th anniversary of the Effective Date Vistula may, upon six month’s prior written notice to Telstra, terminate the Exclusivity of Telstra as Vistula’s distributor of the Products in the Territory.;  should Telstra achieve the sales targets agreed between them in accordance with this paragraph, Vistula shall use its reasonable endeavors to agree with NetYantra to obtain the necessary rights to continue to be able to grant Telstra a further period of five years’ Exclusivity and such further appropriate revenue thresholds will be negotiated in good faith at that time.  In the event that the Exclusivity (as defined in the NetYantra Agreement ) of Vistula is terminated under the NetYantra Agreement, the Exclusivity of Telstra hereunder will automatically, and without any further action by Vistula, terminate.  The parties agree to use best endeavors to negotiate appropriate revenue thresholds by 1st January 2006 which if Telstra fail to achieve, Vistula may terminate the Exclusivity of Telstra as Vistula’s distributor of the Products in the Territory upon three month’s prior written notice, provided that Vistula shall provide Telstra with reasonable opportunity to rectify the breach.  Notwithstanding any termination of the Exclusivity hereunder for whatever reason, Vistula agrees that for a period of two years following termination of such Exclusivity, it shall not offer to sell Products or products similar to the Products to any Telstra Customers.

3.             Licenses.

3.1           Grant of Licenses.  Subject to the terms and conditions of this Agreement, Vistula hereby grants to Telstra, and Telstra hereby accepts, the following licenses (collectively, the “Licenses”):

3.1.1  an exclusive license to market the Products in the Territory and to distribute and sublicense the Products in the Territory; and

3.1.2  an exclusive license to use the Products for the following purposes:  (i) demonstrating the operation and capabilities of the Products, (ii) training Telstra’s marketing and support personnel, and (iii)  providing maintenance and support services to Telstra Customers; and

3.2           Limitations. In no event shall Telstra establish or maintain any sales or service office for the Products, engage in any advertising or promotional activities relating to the Products, or market or solicit orders for the Products by any means, including, without limitation, by means of mail order catalogs or similar means, outside of the Territory, without the consent of Vistula, such consent not to be unreasonably withheld or delayed. Notwithstanding the preceding sentence, Telstra and its Affiliates may sublicense (on a non-exclusive basis) an individual or entity with its principal place of business within the Territory for distribution to sites or use by employees, agents or customers of that individual or entity located outside of the Territory.  Telstra shall not exercise any rights and licenses with respect to the Products except those specifically granted to Telstra under this Agreement.

3.3           Communication.  The parties shall communicate regularly during the term of this Agreement regarding the status of their joint efforts to market the Products, and shall work together to develop and maintain an action plan relating to their obligations under this Agreement.  The parties shall meet at least quarterly to assess the results of their activities under this Agreement and the status of their relationship.

3.4           European Software Directive.  If the provisions of the Council of European Communities Directive of May 14, 1991 on the Legal Protection of Computer Programs as implemented in applicable national legislation (the “Software Directive”) apply to use of a Product by Telstra, its Affiliates or a Telstra Customer, and if Telstra, any of its Affiliates or a Telstra Customer wishes to obtain the information necessary to achieve interoperability of an independently created computer program with a Product as permitted under Article 6 of the Software Directive (“Interoperability Information”), then Telstra will notify Vistula in writing, specifying the nature of the Interoperability Information it needs and the purpose for which it will be used. If Vistula reasonably determines that Telstra, its Affiliate or the Telstra Customer is entitled to such Interoperability Information under Article 6, Vistula shall, at its option and subject to the NetYantra Agreement, (i) provide such information to Telstra, its Affiliate or the

Telstra Customer or (ii) authorize Telstra, its Affiliate or the Telstra Customer to reverse engineer the Product, within the limits prescribed by Article 6, solely to the extent indispensable to obtain such Interoperability Information.  If Telstra elects clause (i), subject to the NetYantra Agreement, Vistula shall provide all information and assistance reasonably requested by Telstra to enable Telstra to perform clause (i), and Vistula may charge Telstra a reasonable fee, determined in Vistula’s reasonable discretion, for making available the requested Interoperability Information, unless such a fee is prohibited under Article 6.

3.5           Service Customers.  If Telstra licenses a copy of a Product from Vistula, Telstra may, in lieu of sublicensing such Telstra Product to a Telstra Customer, elect to use the Product for the sole purpose of providing to one or more Telstra Customers  (each, a “Service Customer”) the services that the Product was designed and intended to support and/or provide (the “Services”).    Telstra covenants and agrees that any use of a Product to provide Services shall be in compliance with all of the terms and conditions of this Agreement and the type of license purchased.  Without limiting the generality of the foregoing, Telstra covenants and agrees that the Product, wherever situated and operating, shall be used solely to provide Services to the Service Customers and not to provide any other services to any other person or entity.  In exchange for the right to provide the Services, Telstra agrees to pay Vistula the applicable license fee for any Product licensed for the purpose of providing the Services, as provided in Section 6.2.

4.             Covenants and Duties of Telstra.

4.1           Promotion of Products.  Telstra will use reasonable efforts to promote and maximize the distribution and use of the Products in the Territory.  Notwithstanding anything to the contrary in this Agreement, Telstra shall be permitted to market, distribute and sublicense the Products in the Territory under its own brand without reference to Vistula or NetYantra.

4.2           Sales Approach.

4.2.1  Telstra will be responsible for making the initial presentation of the Products to interested individuals and entities, and will act as the primary commercial contact with existing and potential Telstra Customers.  Notwithstanding the foregoing, Vistula acknowledges that each engagement with a Telstra Customer may require assistance from itself and, subject to the terms of the NetYantra Agreement, NetYantra in accordance with Section 5 hereof, and accordingly the parties shall cooperate to provide requirements analysis, support and expertise during marketing, implementation and training for the Products. The parties shall regularly consult with each other and keep each other informed during the sales, tendering and proposal process for any Telstra Customer in relation to technical and other relevant matters.

4.2.2  Unless otherwise agreed in writing, all costs incurred in connection with the preparation and submission of proposals, negotiations of a contract and all other costs incurred before the execution of a contract with a Telstra Customer shall be borne by Telstra. In no event shall either party purport to, or represent itself as having the authority to make commitments to any customer or prospective customer on behalf of the other party, except as expressly set forth in this Agreement.

4.2.3  Telstra agrees that during the term of this Agreement, except with the written consent of Vistula or as provided in agreements between Telstra and third parties existing on the date hereof, it will not market, distribute or license any telecommunication platform or services in the Territory that are competitive with the Products or Services (“Competing Products or Services”) or work with any other company with respect to Competing Products or Services in the Territory, provided that if the Vistula fails to achieve the service levels as set out in the Service Level Agreement, Telstra may market, distribute or license Competing Products or Services.  Vistula hereby confirms that it will provide its written consent to Telstra marketing, distributing or licensing Competitive Products or Services where Telstra has been instructed to offer such Competitive Products or Services by Telstra Corporation Limited as part of a world-wide arrangement entered into by Telstra Corporation Limited.

4.3           End User License Agreement.  Where Telstra sublicenses the Products to a third party reseller of the Services or an end user (other than a Service Customer), Telstra shall obtain from the such reseller or end user binding acceptance by electronic or other means of, or a fully executed written license agreement that contains, at a minimum the terms and conditions set forth on Exhibit C to this Agreement (“End User License Agreement”).  Notwithstanding anything to the contrary in this Agreement, Vistula agrees that a reseller of the Services or end user may permit access to and use of the Products by such of their employees, agents and customers in the ordinary course of their business.

4.4           Installation, Training and Support.  Telstra shall provide installation and training services with respect to the Products for the Telstra Customers. Telstra may, at is option, subcontract Vistula to provide all or any part of these services to a Telstra Customer.  Vistula may accept such a subcontract at its option based on availability of resources to carry out the said subcontract. In the event that Telstra subcontracts these services to Vistula and Vistula agrees to provide these services, the scope and cost of such services shall be set forth in a statement of work agreed by the parties hereto based on the requirements of the Telstra Customer.  Telstra will provide Tier 1 support to Telstra Customers.

4.5           Sales Leads.  Vistula shall communicate to Telstra information regarding all sales and sublicensing opportunities in the Territory with respect to the Products (including the name of the prospective customer and applicable contact details) that may become known to Vistula or any of its Affiliates.

4.6           Developments.  The parties acknowledge that development of software, written works, data, materials, inventions, conceptions or improvements (“New Materials”) may be required to address Telstra and/or a Telstra Customer’s specific requirements in connection with implementation of the Products.  In such event, the parties will, in advance of the development of any New Materials, use reasonable endeavors to mutually agree and execute a Statement of Work setting forth the New Materials to be developed, the respective roles and responsibilities of the parties relating to the development, and the ownership of the New Materials and all intellectual property rights therein.  On Telstra providing a specification to Vistula, Vistula shall use reasonable endeavors to respond to such request with a costed proposal within 14 working days.  This response shall form the basis of the Statement of Work referred to above which shall include agreed pricing and timescales for the delivery of the New Materials. It is noted that

Telstra intends to develop a Service offering which will utilize the Products.  The intellectual property rights in such Service offering (except for any intellectual property rights in or to the Products which shall remain the property of Vistula and its licensors) shall be the sole property of Telstra.

5.             Covenants and Duties of Vistula.

5.1           Provision of Marketing Materials. Vistula will provide to Telstra, at no cost to Telstra, electronic copies of advertising and marketing materials generally released by Vistula and NetYantra relating to the Products (“Marketing Materials”) for distribution and use in the Territory. Telstra may make and distribute a reasonable number of copies of the then-current versions of any Marketing Materials delivered to Telstra by Vistula, provided that Telstra shall not use or distribute any Marketing Materials identified as rescinded by Vistula. Telstra may modify, reformat or create its own marketing materials related to the Products, using Vistula marketing materials and information. Telstra may include references to the Products and to its role as distributor on its website..

5.2           Provision of Products.  Vistula shall, or shall cause NetYantra to, install a copy of the Products on the server of Telstra in the event that Telstra intends to provide Services to Service Customers or on the server of a Telstra Customer in the event that Telstra elects to sublicense the Products to such Telstra Customer in accordance with this Agreement.

5.3           New Versions. Vistula and NetYantra may from time to time and their sole discretion release a new version (the “New Version”) of any Product or Products, which new version shall supersede the prior version (a “Superseded Version”). Upon release of the New Version, Vistula shall promptly provide and install, or cause NetYantra to provide and install, the New Version on a server at Telstra’s premises and after a period of 12 months following the issue of the New Version, Telstra may not market or distribute the Superseded Version without the prior written approval of Vistula.  A “New Version” shall not be a New Version until Telstra has had full opportunity to test the New Version, and has confirmed in writing to Vistula that such new version is accepted as a New Version.  Vistula will continue to support Superseded Versions for a minimum period of 12 months following Telstra’s acceptance of the New Version.

5.4           Training.  Vistula shall provide or procure that NetYantra shall provide free of charge a two-day training seminar to Telstra personnel on the operation and capabilities of the Products at Telstra’s offices.  Vistula shall further provide and shall procure that NetYantra shall provide Telstra with such additional information and support as may be reasonably requested by Telstra in further understanding the operation and capabilities of the Products excluding any information regarding the source code, specific algorithms or other information forming the intellectual property of Vistula or NetYantra. Additionally, Vistula shall provide or procure that NetYantra shall provide free of charge, a one-day training seminar to Telstra personnel at Telstra’s offices for each significant enhancement release for, or new versions of, the Products. Training may also be provided at other locations by mutual agreement of the parties.  For the avoidance of doubt, Telstra shall be responsible for the travel, accommodation and other costs relating to its personnel being trained.

5.5           Marketing Support.  At the request of Telstra, Vistula will provide reasonable assistance to support Telstra’s marketing efforts to potential customers to the extent that Vistula has available adequate personnel and other necessary resources to provide such assistance.  Without limiting the generality of the foregoing, if requested by Telstra, Vistula shall (i) attend sales calls and/or presentations with Telstra as reasonably requested by Telstra giving not less than two (2) days’ written notice and agreed to by Vistula in connection with the presentation of Products to potential Telstra Customers; (ii) provide reasonable support and aid in any response to a request for proposal issued by a potential Telstra Customer to which a response is prepared by Telstra involving one or more Products; and (iii) provide reasonable support and assistance with any field trial of one or more Products with any potential Telstra Customer.  Vistula shall keep Telstra reasonably informed of the status of significant product enhancements or new products.

5.6           Technical Support and Assistance.  Vistula will provide Telstra with technical support and assistance including remote diagnostics, product advice and upgrades.  The provision of technical services are more particularly set out in Exhibit D and will be subject to the terms of a more detailed service level agreement to be agreed between the Parties by 1st January 2006 (the “Service Level Agreement”), such service level agreement to include timescales for Vistula to respond, restore and resolve critical, urgent, functional non-urgent and cosmetic non-urgent faults and shall provide for service level rebates to be provided to Telstra in the event that there is a failure by Vistula to comply with such timescales.  The Service Level Agreement shall also include Telstra’s rights to terminate its obligation not to promote, market or distribute Competing Products or Services as set out in Section 4.2.3, in the event of Vistula’s failure to achieve its obligations under the Service Level Agreement.

5.7           Product Development Support. Vistula will, at its sole expense, provide such reasonable assistance to Telstra to assist Telstra in developing its Service offering and integrated VoIP Product and portal, incorporating the Products.

5.8           Initial Product Development.  Vistula will, at its sole expense, ensure that the Product is working to Telstra’s specification and has the working features and functionality expected from a product of this type, the detailed specification to be agreed between the Parties.  Telstra will provide Vistula details of the detailed specification required in order for initial product development to be completed and Commercial Launch to take place.  For the purposes of this Agreement, “Commercial Launch” shall occur on the earlier of:  (i) the date for such Commercial Launch as agreed between the parties, or (ii) Telstra entering into a contract for the supply of Services to a Telstra Customer which requires the Telstra Customer to pay for the Services.

6.             Orders and Payments.

6.1           Prices.  Telstra shall have the sole right to establish prices for its distribution of the Products to Telstra Customers.

6.2           Payments.  Telstra shall pay Vistula the sum of £1 per month for each individual user of the Services or Products during such month, pro-rated in the event that a user is only a user for part of a month.  It is noted that there may be a number of users within a Telstra Customer. Telstra may deduct from the amount payable to Vistula that portion of any allowances, chargebacks, credits, refunds and other adjustments actually credited to Telstra Customers solely to the extent that such allowance, chargeback, credit, refund or other adjustment relates to Service errors, failures or other performance issues in connection with or arising from the Products equal to the fraction, the numerator of which is £1.00 and the denominator of which is the monthly per user fee charged by Telstra to the relevant Telstra Customer for the Services.  The fee shall not be payable in respect of any alpha or beta trial Telstra Customers or for Telstra’s own internal use in its offices.  Fees shall only be due following Commercial Launch of Telstra’s Service offering incorporating one or more of the Products following satisfactory completion by Vistula of the initial product development in accordance with Section 5.8.

6.3           Payment Terms.  Within 15 days of the end of each month following the execution of this Agreement, Telstra shall provide Vistula with a statement showing the number of users of the Services and Products in such month.  On  the provision by Vistula to Telstra of an invoice calculated based on the statement provided by Telstra, Telstra shall pay such invoice within 30 days’ of receipt of the invoice.

6.4           VAT.  VAT may be charged as appropriate on invoices submitted by Vistula.

6.5           Delivery of Products.  Upon request by Telstra, Vistula shall promptly (but no later than two (2) business days following receipt of the request) provide any necessary “key,” pass code or other permission to Telstra or its Affiliates to enable Telstra or a Telstra Customer to use Products which have been installed on the server of Telstra or the Telstra Customer in accordance with this Agreement.

6.6           Freight; Risk of Loss.  All Products ordered by Telstra from Vistula that are required to be physically delivered to Vistula, if any, shall be shipped by Vistula to the Telstra facility requested by Telstra.  Telstra shall pay all shipping charges in connection with the delivery of the Products to Telstra, including all freight charges, import or export fees, insurance premiums and costs, and all taxes and duties related to any shipments.  All risk of loss or damage for all Products shipped to Telstra from Vistula shall pass to Telstra upon delivery by Vistula to Telstra or to Telstra’s agent for delivery, whichever first occurs.

6.7           Payment.  All payments from Telstra to Vistula shall be made in United Kingdom sterling (£).  Payment shall be by wire transfer to Vistula’s account at a commercial bank designated by Vistula.

7.             Records, Right to Audit.

7.1           Telstra Reports.  Telstra shall report to Vistula the following information:

(a)           within ten (10) days after the end of each calendar quarter, a list of all Products licensed directly or Services provided by Telstra to Telstra Customers during the preceding calendar quarter and all Products distributed or Services provided by Affiliates of Telstra to Telstra Customers during such calendar quarter; and

(b)           such other information relating to the marketing, distribution and/or provision of the Products and Services as Vistula shall reasonably request from time to time.

7.2           Business Records; Right to Audit and Copy.  During the term of this Agreement and for a period of two (2) years thereafter, Telstra shall maintain accurate records relating to the distribution of Products and provision of Services to Telstra Customers in the Territory and to Telstra’s performance of its obligations under this Agreement (“Business Records”).  The Business Records shall include, without limitation, the identity, address, contact and, if known to Telstra, hardware and operating environments of each Telstra Customer, the type of Product and date of distribution for each Product, the type of Services and dates of use of the Services, the number of individual licensed users of the Product and Services at the Telstra Customer, the dates of Product installation (if applicable), a copy of each End User License Agreement and information about any maintenance and support services purchased by the Telstra Customer.  During the term of this Agreement and for a period of two (2) years thereafter, Vistula or its designee shall have the right, at its own expense and on giving not less than twenty (20) working days’ notice from time to time have access to audit the Business Records.

8.             Proprietary Rights and Confidentiality.

8.1           Ownership of Products.  Vistula and its licensors shall retain all right, title and interest in the Products throughout the world, including without limitation, patent, copyright, trademark and trade secret rights.  Except as expressly set forth in Section 3 of this Agreement, neither this Agreement, nor any license of Products hereunder shall be construed as granting to Telstra or any other party any license or other right in or to any patent, copyright, trademark, trade secret or other proprietary right of Vistula or its licensors.  Telstra shall not take any actions inconsistent with this Section 8.1.

8.2           No Decompiling or Reverse Engineering. Except as required or permitted by the Software Directive, Telstra shall not (and shall cause its Affiliates not to):

8.2.1  make error corrections to or otherwise modify or adapt the software or create derivative works based upon the Products, or permit third parties to create derivative works of the Products;

8.2.2  decompile, decrypt, reverse engineer, or otherwise reduce the Products to human readable form or to gain access to trade secrets and or confidential information in the Products; or

8.2.3  reproduce, deactivate, modify or bypass the security devices, including any software or hardware key supplied with respect to use of the Products.

8.3           Confidential Information.

8.3.1  “Confidential Information” shall mean any information, in whatever form, received by one party hereto (the “receiving party”) from the other party hereto (the “disclosing party”) that is identified as being proprietary or confidential to the disclosing party or which might permit the disclosing party or its customers to obtain a competitive advantage over those who do not have access to the information, provided, however, that Confidential Information shall not include information which (a) is or becomes a part of the public domain through no act or omission of the receiving party, (b) was in the receiving party’s lawful possession prior to the disclosure by the disclosing party and had not been obtained by the receiving party either directly or indirectly from the disclosing party or unlawfully from any third party, (c) is lawfully disclosed to the receiving party by a third party without restriction on disclosure, or (d) is independently developed by the receiving party.

8.3.2  The receiving party hereby agrees that it will hold all Confidential Information in strict confidence and will use such Confidential Information only in accordance with the terms of this Agreement. The receiving party shall limit the use of, and access to, the Confidential Information to its employees or agents whose use of or access to the Confidential Information is necessary to carry out the receiving party’s obligations under this Agreement. The receiving party shall, by all appropriate means, prevent the unauthorized disclosure, publication, display or use of Confidential Information and shall, in any event, take at least the same precautions to protect the confidentiality of the Confidential Information as it takes to protect its own confidential information.

8.3.3  Telstra, its Affiliates and Telstra Customers shall not alter or remove any trademark or copyright, restricted rights, limited rights, proprietary rights or confidentiality notice included in or affixed to the Products, any Marketing Materials or any Confidential Information and shall reproduce all such notices on any copies of the Products, Marketing Materials or Confidential Information made by Telstra in accordance with this Agreement.

8.4           Source Code Escrow.  Promptly (but no later than thirty (30) days) following the date hereof, the Parties and NetYantra will execute a Source Code Escrow Agreement (“the Escrow Agreement”) with an escrow agent named therein (the “Escrow Agent”), and Vistula will procure that NetYantra will deposit with the Escrow Agent the Products in source code form, including related information (e.g. keys, etc.) which is reasonably required by Telstra and its Affiliates to maintain and support the Products (such source code and related information, the “Deposit”). The Escrow Agreement will be executed in accordance with this Section 8.4 and will not contain any terms or conditions contrary to or in conflict with this Section 8.4.

9.             Term and Termination.

9.1           Term.  This Agreement shall become effective upon the execution hereof by Vistula and Telstra and shall continue for a period of five (5) years from the Effective Date, unless earlier terminated in accordance with this Section 9.  This Agreement shall automatically renew for additional two-year terms unless Telstra notifies the other in writing of its desire not to renew this Agreement at least ninety (90) days prior to the end of the then-current term.  Vistula shall use its all reasonable endeavors to ensure that the NetYantra Agreement remains in place in order that Vistula is able to continue to grant the license hereunder to Telstra and to allow Telstra to maintain Exclusivity.

9.2           Termination for Default.  Either party may, at its option, terminate this Agreement effective upon written notice to the other party if the other party has breached any provision of this Agreement and has failed to cure the breach within thirty (30) days of notice of the breach, unless such breach is a breach of Section 8.2 hereof, in which case termination shall be immediate if the breach can not be cured.

9.3           Termination for Insolvency.  Either party may terminate this Agreement upon written notice to the other party if the other party is liquidated or dissolved, or becomes insolvent, or suffers a receiver, administrator or trustee to be appointed for it or any of its undertakings or assets, or is deemed to be unable to pay its debts or shall cease to carry on business, or makes a general assignment for the benefit of its creditors or institutes or has instituted against it any proceeding under any law relating to bankruptcy or insolvency or the reorganization or relief of debtors.

9.4           Termination of NetYantra Agreement.  In the event of the expiration or termination of the NetYantra Agreement, Vistula shall terminate this Agreement by written notice to Telstra.  In the event of such termination, the parties will meet and mutually agree upon a future course of action to mitigate the consequences of such termination including with respect to the support of Telstra Customers.  Vistula shall use its best endeavors to procure within 90 days of the date hereof that Vistula or NetYantra shall confirm by way of deed to Telstra that should the NetYantra Agreement expire or terminate, NetYantra shall enter into an Agreement with Telstra on the terms of this Agreement, mutatis mutandis, save where the NetYantra Agreement is terminated by NetYantra as a result of a breach of the terms of that Agreement caused directly by the actions or omissions of Telstra.   Other than where the NetYantra Agreement is terminated by NetYantra as a result of a breach of the terms of that Agreement caused directly by the actions or omissions of Telstra, any additional costs incurred by Telstra to mitigate the consequences of such termination shall be borne by Vistula.

9.5           Effect of Termination.  Subject to Section 9.7, upon termination of this Agreement for any reason, or upon expiration of this Agreement without renewal, Telstra shall (and Telstra shall cause its Affiliates to) cease (i) marketing, distributing and licensing the Products or providing the Services, and (ii) using the Trademarks and any Marketing Materials.  Immediately upon any termination of this Agreement, Telstra shall pay to Vistula all amounts then owed to Vistula.  For the avoidance of doubt, following termination of the Agreement, Vistula will remain entitled to receive, and Telstra shall pay to Vistula, all of the fees under Section 6 with respect to individual users at Telstra Customers so long as the sublicense or contract relating to the Services, as applicable, with such Telstra Customer remains in effect.

9.6           Effect of Termination on Telstra Customers.  Any termination of this Agreement shall not affect (a) the sublicenses granted by Telstra to its Affiliates solely to the extent such sublicenses are required by Telstra Affiliates to support existing Telstra Customers or (b) the sublicenses granted by Telstra or its Affiliates to Telstra Customers, as long as such Affiliates or Telstra Customers are not in breach of their respective sublicense agreement or End User License Agreement.

9.7           Return of Promotional Material and Confidential Information.  Within thirty (30) days after expiration or termination of this Agreement, (i) Telstra shall promptly submit to Vistula a report including the information described in Section 7.1 of this Agreement for the period from the date of the last such report through the date of expiration or termination, (ii) Telstra and its Affiliates shall promptly return to Vistula all copies of any Confidential Information and Marketing Materials of Vistula and Vistula shall promptly return to Telstra all copies of any Confidential Information of Telstra, and (iii) to the extent any such Confidential Information or Marketing Material cannot be returned by either party, such party shall erase or destroy all copies of such Confidential Information and Marketing Materials under its control, including all copies that are fixed or running in machines controlled by it.

9.8           Survival of Terms.  The provisions of Sections 1, 7.2, 8, 9, 10.2, 11, 12 and 13 and any payment obligations under Section 6 shall survive any termination of this Agreement.

10.           Warranties and Disclaimer.

10.1         Warranties.  Vistula represents and warrants to Telstra that:

10.1.1  Rights.  Vistula has the right to enter into this Agreement and grant to Telstra the rights granted herein.

10.1.2  Limited Warranty.  For a period of one hundred and eighty (180) days from the date of installation by a Telstra Customer the Products will perform substantially in accordance with the functional specifications set forth in the documentation provided with such Products.

10.1.3  Exceptions.  Vistula’s limited warranty set forth in Section 10.1.2 above shall not apply if breach of the warranty has resulted from (i) accident, corruption, misuse or neglect of the Products not arising from the act or omission of Vistula; (ii) acts or omissions by someone other than Vistula; (iii) combination of the Products with products, material or software not provided by Vistula or not intended for combination with the Products; or (iv) failure by the Telstra Customer to incorporate all updates to the Products provided by Vistula.

10.2         Disclaimer of Warranties.

10.2.1  Except for the express warranties set forth in Section 10.1 above, Vistula makes no warranty to Telstra regarding the Products or any services provided by Vistula hereunder.

10.2.2  TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, THE EXPRESS WARRANTIES SET FORTH IN SECTION 10.1 ABOVE ARE THE ONLY WARRANTIES MADE BY VISTULA WITH RESPECT TO THE PRODUCTS AND SERVICES PROVIDED BY VISTULA.  VISTULA MAKES NO OTHER WARRANTIES, EXPRESS, IMPLIED OR ARISING BY CUSTOM OR TRADE USAGE, AND, SPECIFICALLY, MAKES NO WARRANTY OF NONINFRINGEMENT, MERCHANTABILITY, SATISFACTORY QUALITY OR FITNESS FOR ANY PARTICULAR PURPOSE.

11.           Limitation of Liability.

11.1         Limitation. IN NO EVENT SHALL EITHER PARTY OR ITS LICENSORS BE LIABLE FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, INCLUDING, WITHOUT LIMITATION, ANY DAMAGES RESULTING FROM LOSS OF DATA, LOSS OF PROFITS, LOSS OF BUSINESS OR LOSS OF GOODWILL ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE PERFORMANCE OF THE PRODUCTS, WHETHER OR NOT SUCH PARTY OR ITS LICENSORS HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.  THE LIABILITY OF EITHER PARTY HEREUNDER TO THE OTHER (OTHER THAN IN RESPECT OF UNPAID AMOUNTS DUE FROM ONE PARTY TO THE OTHER) SHALL NOT EXCEED £1,000,000 FOR ANY INDIVIDUAL EVENT OR £2,000,000 IN ANY PERIOD OF 12 MONTHS.

11.2         Telstra’s Representations.  In no event shall Telstra make any representations to existing or potential Telstra Customers about the Products that conflict in any way with the Marketing Materials provided by Vistula or Telstra’s knowledge of the Products.

12.           Indemnification.

12.1         Infringement Indemnity.  Vistula shall indemnify, defend, and hold Telstra and its Affiliates harmless from and against any claims, demands, liabilities, losses, damages, judgments or settlements, including all reasonable costs and expenses related thereto, including attorney’s fees, directly or indirectly resulting from any claimed infringement or violation of any copyright, patent, or other intellectual property right by the Products, any part thereof or the use of the Products. Vistula shall have no liability under this Section 12.1 with respect to any claims, demands, liabilities, losses, damages, judgments or settlements resulting from (a) infringement by a combination of any Product with other products or services not furnished by Vistula hereunder; or (b) infringement solely resulting from any modification or addition to any Product by any person or entity other than Vistula. Vistula shall have no liability under this Section 12.1 unless Telstra (a) promptly notifies Vistula in writing of the claim, action or proceeding, (b) gives Vistula full authority and reasonable information and assistance to defend such claim, action or proceeding, and (c) gives Vistula sole control of the defense and settlement of such claim, action or proceeding and all negotiations relating thereto.  If a Product or any part thereof becomes, or in Vistula’s reasonable opinion is likely to become, the subject of a valid claim of infringement or the like under any patent, copyright or trade secret law, Vistula shall have the right, at its option and expense, either to obtain a license permitting the continued use of the Product or such part, to replace or modify it so that it becomes non-infringing, or to terminate the license granted herein to distribute the Product.  Vistula shall have no liability hereunder for any costs incurred or settlement entered into without its prior written consent, such consent not to be unreasonably withheld.

12.2         Limitation.  SECTION 12.1 SETS FORTH THE ENTIRE LIABILITY OF VISTULA, AND THE EXCLUSIVE REMEDY OF TELSTRA AND ITS AFFILIATES, WITH RESPECT TO ANY CLAIM OF  PATENT, COPYRIGHT OR TRADE SECRET INFRINGEMENT BY THE PRODUCTS, ANY PART THEREOF OR THE USE THEREOF, AND ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, AND

INDEMNITIES WITH RESPECT TO PATENT, COPYRIGHT OR TRADE SECRET INFRINGEMENT BY THE PRODUCTS, ANY PART THEREOF OR THE USE THEREOF.

12.3         Indemnification.  Telstra shall indemnify and hold harmless Vistula from and against any and all claims, demands, liabilities, losses, costs and expenses (including reasonable attorneys fees) of any kind whatsoever suffered or incurred by Vistula as a result of a failure by Telstra to comply with applicable law with respect to the marketing or distribution of the Products.

13.           General Provisions.

13.1         Entire Agreement.  This Agreement, including all Exhibits attached hereto, sets forth the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all oral and written agreements and understandings relating thereto.  As between the Parties, in the event of any conflict between the terms of this Agreement and the terms of the Escrow Agreement or any sublicense agreement or end user license agreement with respect to the Products and the provisions of this Agreement, the terms of this Agreement shall prevail.

13.2         Modification/Waiver.  No waiver, alteration, modification, or cancellation of any of the provisions of this Agreement shall be binding unless made in writing and signed by each of the parties hereto.  Either Party’s failure at any time or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce such provision.  No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to herein or otherwise available at law, in equity or otherwise.

13.3         Assignment.  This Agreement shall be binding upon, and inure to the benefit of, the Parties hereto and their respective legal representatives, successors and permitted assigns.  Neither Party may assign any of its rights or delegate any of its duties hereunder, in whole or in part, to any third party, without the prior written consent of the other, such consent not to be unreasonably withheld or delayed; provided, however, that either Party may assign its rights under this Agreement to an Affiliate provided that such Affiliate agrees in writing to be bound by all the terms and conditions of this Agreement.

13.4         Relationship of the Parties.  The relationship between Vistula and Telstra shall be that of independent contractors.  Nothing contained in this Agreement shall be construed to create a partnership, joint venture or agency relationship between the parties, and, notwithstanding anything else herein, neither Party shall have the right to incur (and will not attempt to incur) any obligation or liability on behalf of the other Party.

13.5         No Solicitation. Each of the Parties agrees that during the term of the Agreement and for one year after any expiration or termination of this Agreement, they will not, directly or indirectly, recruit, solicit or induce (or attempt to do any of the foregoing), any specific employee or employees of the other party to terminate such employee’s employment with, or otherwise cease their relationship with, the other Party without the prior written consent of such other Party.

13.6         Severability.  If any of the provisions of this Agreement are determined to be invalid, illegal, or unenforceable by a court of competent jurisdiction, such provisions shall be severed from the Agreement, and the remaining provisions shall remain in full force and effect; provided, however, that with respect to any material provision so severed, the parties shall negotiate in good faith to achieve the original intent of such provision.

13.7         Applicable Law.  This Agreement shall be governed by and construed and enforced in accordance with, the laws of England and Wales, without regard to the United Nations Convention on Contracts for the International Sales of Goods , and this Agreement shall be subject to the non-exclusive jurisdiction of the Courts of England and Wales.

13.8         Notices.  Any notices required or permitted under this Agreement shall be in English and in writing and shall be sufficiently given if (i) personally delivered, (ii) sent by first class post or (iii) sent by facsimile.  Any such notice shall be addressed to the party entitled or required to receive such notice at the addresses specified below or at such other address as either party may specify from time to time by written notice in accordance herewith.  Any notices given hereunder shall be effective as of the earliest of (i) actual receipt or (ii) twenty-four hours after transmission if sent by facsimile, or two days after posting.

If to Vistula:

40 Portman Square, 4th Floor
London
United Kingdom W1H 6LT
Attn:  President
Fax:  020 7487 4001

With a copy to:

Foley Hoag LLP
155 Seaport Boulevard
Boston, Massachusetts  02210
United States of America
Attn:  Paul Bork, Esq.
Fax:  +1 (617) 832-7000

If to Telstra

Telstra House
21 Tabernacle Street
London
United Kingdom EC2A 1AE
Attn:  General Counsel
Fax:  020 7965 8801

13.9         Force Majeure.  Neither party hereto shall be liable for any delays in the performance of any of its obligations hereunder, except for the payment obligations of Telstra under Section 6.2, due to causes beyond its reasonable control, including, but not limited to, fire, strike, war, riots, acts of any civil or military authority, acts of God, judicial action, unavailability or shortages of labor, materials or equipment, failure or delay in delivery by suppliers or delays in transportation.

13.10       Headings.  Headings used in this Agreement are solely for the convenience of the parties and do not constitute a part of this Agreement.

13.11       Publicity.  Telstra reserves the right to disclose the existence of a contractual relationship between Telstra and Vistula.  Disclosure will include Telstra-issued press releases which will generally include, but may not be limited to, a brief description of services provided or products used and the agreement date. Disclosure may also include, but not be limited to, the following Telstra activities:  (i) client lists, (ii) case studies, (iii) presentations and (iv) Web site inclusion.

13.12       Stock Exchange Announcements.  Both Parties (and any Affiliates) shall be entitled to make any announcements and disclosures required by any government authority or regulatory agency (including, without limitation, the United States Securities and Exchange Commission) or any Stock Market on which their shares are listed or are in the process of being listed.  The other party shall be given the opportunity to comment on any such announcement or disclosure, and any comments made shall be taken into consideration by the announcing/disclosing party, acting reasonably provided that the comments are provided on a timely basis so as to permit timely announcement or disclosure.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement through their duly authorized representatives as of the date first written above.

Vistula Communications Services, Inc.		Telstra Europe Limited

By:	/s/ Rupert Galliers-Pratt	By:	/s/ David Thorn
Name:	Rupert Galliers-Pratt	Name:	David Thorn
Title:	President & CEO	Title:	CEO

EXHIBIT A

Description of Products

The NY-Cube™ (also known as the V-Cube) IP-PBX internet telephony software products and all configurations, modifications, enhancements, upgrades, releases and new versions thereof for direct or indirect use by Tier 1 carriers, telecommunications equipment manufacturers, internet service providers, large corporations, SMEs and other business entities and individual retail customers.

Details of the functionality of the Products are set out in the Functional Specification.

The NY-Cube™ IP-PBX internet telephony software products were originally developed by NetYantra.

For the avoidance of doubt, there shall be no requirement on Telstra to identify the developer or distributor of the Products.

EXHIBIT B

Territory

United Kingdom of Great Britain and Northern Ireland

Republic of Ireland

Jersey

Guernsey

Isle of Man

EXHIBIT C

End User License Agreement Minimum Terms

Any End User License Agreement required to be used by Telstra or its Affiliates with Telstra Customers or resellers shall include at a minimum terms and conditions that cover the following points:

1.  If the Telstra Customer or reseller desires to use the Products in connection with equipment or operating systems other than those on which the Products are initially installed, the Telstra Customer or reseller will notify Telstra.  The Telstra Customer or reseller understands that use of different equipment or operating systems may require the purchase of additional installation services and that not all equipment or operating systems are supported.

2.  The license granted to a Telstra Customer or reseller shall be a nonexclusive, nontransferable license.

3.  The Telstra Customer or reseller may not copy the Products except for backup or archival purposes and Telstra Customer or the reseller may not copy the documentation accompanying the Products without Telstra’s prior written consent.

4.  The Telstra Customer or reseller may not sell, license, sublicense, lease, time-share, rent or otherwise make the Products or the license granted by the End User License Agreement available to any third party except to the extent permitted by the End User License Agreement.  The Telstra Customer or reseller will be permitted to enable its employees, agents and customers to access and use the Products in the ordinary course of the Telstra Customer or reseller’s business and in accordance with the terms of the End User License Agreement.

5.  As between Telstra Customer or reseller and Telstra, Telstra and its licensors shall own all right, title and interest in the Products.

6.  The Telstra Customer or reseller shall hold the Products and the proprietary and confidential trade secret information of which they consist in strict confidence, and take at least the same precautions to protect the confidentiality of the Products and such information as it takes for its own confidential and proprietary information of like importance, but in no event less than reasonable care.  The Telstra Customer or reseller shall further agree not to disclose, provide or otherwise make available the Products and the proprietary and confidential trade secret information of which they consist or such information in any form to any person other than reseller’s employees with a need to know.

7.  The Telstra Customer or reseller may not modify or make works derived from the Products and may not reverse engineer, decompile, disassemble or otherwise attempt to discover the source code of the Product (so far as such prohibitions are permitted by law).

8.  If licensed to government entities, any provisions that may be necessary under applicable government rules and regulations in order to protect Vistula’s and its licensors’ rights in relation to the particular government entity.

9.  The Telstra Customer or reseller’s rights to use the Products shall terminate if the Telstra Customer or reseller fails to comply with any of the material terms or conditions of the End User License Agreement.

10.  The liability of Vistula and its licensors shall be limited to the same extent as Vistula’s and its licensors’ liability is limited in Vistula’s agreement with Telstra.  Vistula and its licensors shall be indemnified to the same extent as Telstra is indemnified in the End User License Agreement.

EXHIBIT D

Description of Training and Support to be given by Vistula to Telstra

•                  Support means 24x7 online and offline support to Telstra only.

•                  Online support means NetYantra/Vistula support personnel connecting to the V-Cube server Telstra’s location through the internet, and/or responding to technical queries over an online chat facility like yahoo messenger or over the phone. Telstra should make sure that the required connectivity and access permission is provided at its site for online support.

•                  Offline support means NetYantra/Vistula support personnel responding to technical queries by email.

•                  Support shall include the prompt delivery to Telstra, at Vistula’s expense, of all updates and workarounds with respect to the Products and associated documentation released by NetYantra/Vistula from time to time and of all error corrections, software patches and bug fixes with respect to the Products and associated documentation released by NetYantra/Vistula or required by a Telstra Customer from time to time. For the purposes of this Agreement, all such updates, workarounds, error corrections, software patches and bug fixes shall be deemed to be “Products.”

•                  Telstra will use its commercially reasonable efforts to ensure that faults or problems reported to Vistula by Telstra are handled as follows:

Priority 1 — Response by Vistula within 1 hour of receipt of report. Rectification of reported fault or problem by Vistula within 4 hours of receipt of report if the fault or problem requires a software update or  patch.

A priority 1 fault shall be a critical fault which prevents or would prevent users from using the Services.

Priority 2 — Response by Vistula within 4 hours of receipt of report. Rectification of reported fault or problem by NetYantra within 24 hours of receipt of report if the fault or problem requires a software update or  patch.

A priority 2 fault shall be an urgent fault which imposes severe limits or restrictions on the use of important functionality so as to materially affect the use of the Services.

Priority 3 — Resolution time frames to be agreed between both Telstra and Vistula on a case by-case basis (but no later than 7 days following receipt of report of problem or fault by NetYantra).

A priority 3 fault is a fault which may cause Telstra to suffer inconvenience, but which is not necessarily noticeable to individual users, or in any event does not prevent them being able to use the Services, save for minor functionality issues.

•                  The format in which faults or problems are communicated to Vistula by Telstra shall be agreed between the Parties within thirty (30) days from execution of this Agreement. All fault reports by Telstra shall provide reasonable details concerning the installation of the Products, the problem or fault, the efforts of Telstra to cure the problem or fault and any relevant observations of Telstra.

•                  The Support must be provided by employees of NetYantra/Vistula sufficiently skilled to assist Telstra in resolution of problems and errors.

•                  Vistula will make commercially reasonable efforts to make sure that the Internet and telecom infrastructure at Vistula/NetYantra support center is in service at all times. However Services from Vistula is subject to service availability of telecom and Internet infrastructure at Vistula/NetYantra premises.

•                  Optionally Telstra may post Vistula technical support personnel at Telstra locations, the cost of such services shall be set forth in a statement of work agreed by the parties.

TRAINING

Vistula training activities

2-Day System/Network Administrator training at Telstra’s premises. Training includes but shall not be limited to Provisioning and Administration of  V-Cube IP-PBX, Periodic maintenance activities to be carried out on the IP PBX, Backup processes, Reporting, Trouble shooting and incident ticketing with NetYantra Support.

Training topics to include:

1.                           System Overview, Components & V-Cube Interfaces.

This section provides an overview of the technologies involved, protocols used, how the different components interact with each other, Different administrative roles in the IP PBX application, and levels of management and user access to the system. Trainees also go through the different login screens in the system.

2.                           System Management

Overview of system management along with meaning and interpretation of real time parameters of the server displayed on the management page.

a.                     Nycubed Stop/Start/Restart — Starting and stopping the server cleanly.

b.                    Backup logs — Checking logs, Backing up logs to report a problem. Taking a system snap shot.

3.                           System status

This section goes through the real time monitoring of the IP PBX activity. Explains the currently Active User and Call Lists.

4.                           Configure SIP/H.323 Accounts

Overview of configuring an ITSP account, making SIP/H.323 dial plans, adding and deleting dial plans and routes. Mapping numbers.

5.                           Routing options

Setting up routing options, Routing based on time, protocol, dialing prefix. Explains Routing options and dial plans.

6.                           Conferencing

Overview of different methods to initiate a conference, setting up conferencing options, conference permissions.

Hands on training on

a.                     Call to conference migration

b.                    Scheduled conferencing

c.                     Conference bridge application

7.                           IVR & IVRS

This section covers setting up an IVR tree, multi-lingual tree with language options, IVRS command, response syntax, Integration with 3rd party Databases, creating IVRS scripts

8.                           Pre/Post paid

Creating a pre/post paid user, Adding and deleting users to a specific plan, creating a new plan.

9.                           IP-PBX features

This section gives an overview of IP-PBX features and functionalities, adding and deleting users, setting user permissions and bandwidth restrictions.

Hands on training on

a.                     Adding a user / roaming user

b.                    User services and bandwidth restrictions

c.                     Setting voice mail and time based forwarding options

d.                    Call access lists

e.                     Call parking & call regret

f.                       Rule based call forwarding

g.                    Call to conference migration and configuration

h.                    Conference scheduler

i.                        Setting voicemail boxes

j.                        Voicemail email and email notification

10.                     Question and Answer Session

11.                     NetYantra support operations

This section gives an overview of the NetYantra support process and online trouble shooting.

12.                     Reporting a problem

This section covers, Problem-reporting process, mandatory information required while reporting a problem, co-coordinating with NetYantra support.

13.                     Instant Messaging basics.

Gives an overview of the support Instant Messaging, synchronizing with NetYantra support on chat for troubleshooting, role of the Administrator in the support process.

14.                     Training Summary

15.                     Wrap up Question and Answer Session